Exhibit 99.2

MarineMax Expands Financial Flexibility with New Credit Facilities to

Execute on Strategic Growth Opportunities

~Provides Financing for Pending Acquisition of IGY Marinas~

~Increases Floorplan and Adds Revolving and Mortgage Lines of Credit~

CLEARWATER, FL, August 9, 2022 – MarineMax, Inc. (NYSE: HZO), the world’s largest recreational boat and yacht retailer, today announced the completion of $1.35 billion in aggregate financing commitments.

MarineMax completed the $1.35 billion senior secured credit facilities (the “Credit Facilities”) which is comprised of the following:

•	$750 million floor plan line of credit (the “Floor Plan”) for financing inventory, which replaces an existing $500 million floor plan facility

•	$400 million delayed draw term loan (the “Term Loan”) for financing the IGY Marinas (“IGY”) acquisition previously announced

•	$100 million revolving credit facility (the “Revolver”); and

•	$100 million delayed draw mortgage facility (the “Mortgage Facility”)

Proceeds from the Credit Facilities will be used to finance the acquisition of IGY, fund the purchase of eligible new and used marine product inventory, provide additional financial capacity to support future growth, as well as for general business purposes. The combined facilities have a five-year term, maturing August 2027. Anticipated leverage upon the closing of the IGY acquisition, net of cash, is expected to approximate 1x EBITDA on a proforma trailing twelve-months basis.

“This financing bolsters the strength of our balance sheet and will enable us to maintain a conservative leverage ratio when the IGY acquisition is closed. With these new facilities and the organic liquidity that our cash flow from operations provides, MarineMax has further fortified our balance sheet and greatly enhances our financial flexibility. The over-subscription of these facilities demonstrates a significant vote of confidence, as the market recognizes our sustained strong financial performance, disciplined use of capital, and growth trajectory,” said Michael H. McLamb, Executive Vice President, Chief Financial Officer and Secretary of MarineMax, Inc. “We appreciate the ongoing support expressed by the commitment of our lenders to MarineMax.”

The financings were led by M&T Bank as Administrative Agent and Joint-Lead Arranger, along with Wells Fargo Commercial Distribution Finance as Joint-Lead Arranger and Floor Plan Agent. Substantially all of the lenders under the Credit Facilities have various other relationships with MarineMax and its subsidiaries. Services provided by the lenders may include but are not limited to financial services such as cash management, loans, letters of credit and bank guarantee facilities, investment banking and trust services, and some may serve as a source of retail financing for MarineMax’s customers. In addition, some of the lenders under the Credit Facilities were also lenders under the aforementioned facilities that were replaced.

About MarineMax

MarineMax is the world’s largest recreational boat and yacht retailer, selling new and used recreational boats, yachts and related marine products and services, as well as providing yacht brokerage and charter services. MarineMax has over 100 locations worldwide, including 79 retail dealership locations, which includes 34 marinas or storage operations. Through Fraser Yachts and Northrop and Johnson, the Company also is the largest superyacht services provider, operating locations across the globe. Cruisers Yachts, a MarineMax company, manufactures boats and yachts with sales through our select retail dealership locations and through independent dealers. Intrepid Powerboats, a MarineMax company, manufactures powerboats and sells through a direct-to-consumer model. MarineMax provides finance and insurance services through wholly owned subsidiaries and operates MarineMax Vacations in Tortola, British Virgin Islands. The Company also operates Boatyard, a pioneering digital platform that enhances the boating experience. MarineMax is a New York Stock Exchange-listed company (NYSE: HZO). For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the expectation that the financing will enable us to maintain a conservative leverage ratio after the expected IGY acquisition is closed and that our financial flexibility has been greatly enhanced. These statements are based on current expectations, forecasts, risks, uncertainties, and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, the impacts (direct and indirect) of COVID-19 on the Company’s business, the Company’s employees, the Company’s manufacturing partners, and the overall economy, general economic conditions, as well as those within our industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2021 and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Michael H. McLamb	Investors:
	Chief Financial Officer	Brad Cohen or Dawn Francfort
	727-531-1700	ICR, LLC
	Media:	investorrelations@marinemax.com
Abbey Heimensen
MarineMax, Inc.

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